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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
JNI Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 12, 2003

Dear Stockholder:

        This year's annual meeting of stockholders will be held on Tuesday, June 17, 2003, at 10 a.m. local time at JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, CA 92130. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

        A copy of JNI's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review JNI's activities over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

Very truly yours,

RUSSELL STERN President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2003

TO THE STOCKHOLDERS:

        Please take notice that the annual meeting of the stockholders of JNI Corporation, a Delaware corporation ("JNI"), will be held on June 17, 2003, at 10:00 a.m. local time at JNI's principal offices located at 10945 Vista Sorrento Parkway, San Diego, CA 92130, for the following purposes:

          1.     To elect eight directors to hold office for a one-year term and until their respective successors are elected and qualified.

          2.     To ratify the appointment of PricewaterhouseCoopers LLP as JNI's independent auditors for the fiscal year ending December 31, 2003.

          3.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 30, 2003 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at JNI's principal offices located at 10945 Vista Sorrento Parkway, San Diego, CA 92130.

By order of the Board of Directors,

Russell Stern President, Chief Executive Officer and Director
San Diego, California May 12, 2003

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

JNI CORPORATION
10945 Vista Sorrento Parkway
San Diego, CA 92130

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
June 17, 2003

        The accompanying proxy is solicited by the Board of Directors (the "Board of Directors") of JNI Corporation, a Delaware corporation ("JNI"), for use at its annual meeting of stockholders to be held on Tuesday, June 17, 2003, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is May 12, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

        Annual Report.    An annual report for the fiscal year ended December 31, 2002 is enclosed with this Proxy Statement.

        Voting Securities.    Only stockholders of record as of the close of business on April 30, 2003 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 26,689,398 shares of JNI common stock, $0.001 par value, issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. JNI's bylaws provide that a majority of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining a quorum.

        Solicitation of Proxies.    The cost of soliciting proxies will be borne by JNI. In addition, JNI will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of JNI registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. JNI may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, JNI has engaged the services of U.S. Stock Transfer Corporation to solicit proxies. JNI will pay a fee for such services, which it reasonably expects to be no more than $2,000.

        Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director and the proposals contained in this Proxy Statement and at the discretion of the proxy holders on any other matter that comes before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of JNI of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        JNI's Board of Directors currently consists of eight members (John Bolger, Leon (Bud) Edney, Tom St. Dennis, Russell Stern, John C. Stiska, Sylvia Summers Dubrevil, Peter van Cuylenburg and Howard Wiener) who will serve until the annual meeting of stockholders to be held in 2004, and until their respective successors are duly elected and qualified or until their earlier resignation. At each annual meeting of stockholders, directors are elected for a term of one year.

        Management's nominees for election by the stockholders to those eight positions are current members of the Board of Directors: John Bolger, Leon (Bud) Edney, Tom St. Dennis, Russell Stern, John C. Stiska, Sylvia Summers Dubrevil, Peter van Cuylenburg and Howard Wiener. Please see "Management" for information concerning the nominees. If elected, the nominees will serve as directors until JNI's annual meeting of stockholders in 2004 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although JNI knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as JNI may designate.

Vote Required and Board of Directors' Recommendation

        If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

        The Board of Directors recommends a vote "FOR" the nominees named above.

Directors

        Directors.    The following table sets forth, for the current directors, including nominees to be elected at this meeting, information concerning their age and background.

Name	Position With JNI	Age	Director Since
John Bolger	Director	56	1999
Leon (Bud) Edney	Director	68	2002
Tom St. Dennis	Director	49	2001
Russell Stern	President, Chief Executive Officer and Director	47	2002
John C. Stiska	Chairman of the Board of Directors	61	2000
Sylvia Summers Dubrevil	Director	50	2001
Peter van Cuylenburg	Director	55	2002
Howard Wiener	Director	72	2002

        John Bolger has served as a director of JNI since October 1999. Mr. Bolger is a retired Vice President of Finance and Administration of Cisco Systems, Inc., a manufacturer of computer networking systems which is publicly held. Mr. Bolger is currently a private investor and serves as a director of Integrated Device Technology, Inc., Wind River Systems, Inc., Mission West Properties, Inc. and Sanmina-SCI Corporation, all public companies. Mr. Bolger earned a B.A. from the University of Massachusetts and an M.B.A. from Harvard University, and he is a certified public accountant.

        Leon (Bud) Edney has served as a director of JNI since September 2002. He is a retired admiral from the United States Navy and currently serves as an independent consultant in the defense industry and as a director for several privately held companies and non profit associations. Since retirement, he served as Vice President of Naval Systems for Loral Corporation and was the first occupant of the Distinguished Leadership Chair at the United States Naval Academy from 1997 to 1999. Admiral

Edney was a 1970-1971 White House Fellow, former Vice Chief of Naval Operations and retired from the United States Navy as Commander in Chief United States Atlantic Command in 1992. He received a degree in engineering from the United States Naval Academy and a Master's Degree in Public Administration from Harvard University.

        Tom St. Dennis has served as a director of JNI since June 2001. Since September 1999, Mr. St. Dennis has served as President and Chief Executive Officer of Wind River Systems, Inc., a public software company. Before joining Wind River, from September 1992 to September 1999, he served in a variety of senior management positions at Applied Materials, Inc., a public semiconductor equipment manufacturer, most recently as Group Vice President and President of one of the product business groups. Mr. St. Dennis received an M.S. and B.S. in physics at the University of California, Los Angeles.

        Russell Stern joined JNI as President and Chief Executive Officer in September 2002. From July 2001 to September 2002, Mr. Stern served as Chief Operating Officer of Quantum/ATL, a subsidiary of Quantum Corporation, a public disk, tape and tape automation company. From July 2000 to June 2001, Mr. Stern was President and Chief Executive Officer of Escrow.com, a privately held software and financial services company. From December 1994 to October 1999, Mr. Stern served in senior management positions at Western Digital, a public disk drive manufacturer, most recently as the Co-Chief Operating Officer. Mr. Stern earned a B.S. in electrical engineering technology from the Rochester Institute of Technology.

        John C. Stiska has served Chairman of the Board of Directors of JNI since September 2002. He has served as a director of JNI since May 2000. From May 2002 to September 2002, Mr. Stiska served as JNI's Interim Chief Executive Officer. Mr. Stiska is Chairman of Commercial Bridge Capital, LLC, a secured bridge loan fund, and served as Of Counsel to the law firm of Latham & Watkins from July 1998 through June 2000. From February 1996 to February 1998, Mr. Stiska served as corporate Senior Vice President of QUALCOMM Incorporated, and as General Manager of QUALCOMM's Technology Applications Group. Prior to joining QUALCOMM, Mr. Stiska was Chairman and Chief Executive Officer of Triton Group from 1993 to 1996. Mr. Stiska currently serves on the Board of Directors for Venture Holdings, LLC as well as several privately held companies. Mr. Stiska earned a B.A. in accounting and a J.D. from the University of Wisconsin.

        Sylvia Summers Dubrevil has served as a director of JNI since July 2001. In March 2003, Ms. Summers Dubrevil joined Advanced Micro Devices, a public semiconductor manufacturer, as Vice President and General Manager of the Embedded Business Unit. From September 2001 to February 2002, she served as President and Chief Executive Officer of Silvan Networks, a private telecom company. From January 2000 to August 2001, she was a Group Vice President at Cisco Systems, Inc., a manufacturer of computer networking systems which is publicly held. From May 1997 to June 1999, she served as Vice President and General Manager of a division at StorageTek, a public storage products company. She currently serves on the Board of Directors for Riverstone Networks, a publicly traded provider of metropolitan area networking solutions. Ms. Summers Dubrevil received an M.B.A. from Thomson CSF in France, an M.S.E.E. from the University of California, Berkeley, and a B.S.E.E. from Ecole Polytecnique Feminine in France.

        Peter van Cuylenburg has served as a director of JNI since May 2002. Since April 2003, Dr. van Cuylenburg has served as Chairman of the Board of Directors of Peregrine Systems, Inc., a publicly traded software company. He also serves as a director for QAD, Inc., a publicly traded enterprise resource planning software company, as well as for several privately held companies. He served as Chief Operating Officer of InterTrust Technologies Corporation and advisor to its Chairman from October 1999 to December 2000. From September 1996 to October 1999, he served as President of Quantum DSSG, a publicly traded data storage manufacturer. Dr. van Cuylenburg received a Diploma in Electrical Engineering from Bristol Polytechnic, England and was awarded an honorary Doctorate of Technology by Bristol Polytechnic in 1992.

        Howard Wiener has served as a director of JNI since September 2002. He is a retired Justice of the California Court of Appeal and has served as a mediator, arbitrator and private judge for dispute resolution since 1994. Justice Wiener earned an A.B. in philosophy from Brown University, an L.L.B. from Harvard Law School and received a Masters of Law degree in the judicial process from the University of Virginia Law School.

Meetings of the Board of Directors

        During the fiscal year ended December 31, 2002, the Board of Directors of JNI held 5 meetings; the Audit Committee of the Board of Directors held 4 meetings, the Compensation Committee of the Board of Directors held 6 meetings, and the Nominating and Corporate Governance Committee of the Board of Directors held 2 meetings. JNI has no other committee of the Board of Directors. Except for Justice Wiener and Admiral Edney, whose situation will be discussed below, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.

        The members of the Audit Committee during fiscal 2002 were Mr. Bolger, Mr. St. Dennis, Ms. Summers Dubrevil and Mr. Stiska. Mr. Bolger and Mr. St. Dennis were members of the committee for the entire year, Mr. Stiska was a member of the committee from January 1, 2002 until his appointment as Interim CEO in May 2002, and Ms. Summers Dubrevil was a member from May 22, 2002. The functions of the Audit Committee include, among others: recommending to the Board of Directors the retention of independent public auditors; reviewing and approving the planned scope, proposed fee arrangements and results of JNI's annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of JNI's auditors. For additional information concerning the Audit Committee, see "Report of the Audit Committee" and "Proposal No. 2—Ratification of Appointment of Independent Public Auditors."

        The members of the Compensation Committee during fiscal 2002 were Mr. Stiska, Ms. Summers Dubrevil, Dr. van Cuylenburg and Dr. Wenaas. Mr. Stiska was a member of the committee from January 1, 2002 until his appointment as Interim CEO in May 2002 and was then reappointed to the committee following his resignation as interim CEO in October 2002, Ms. Summers Dubrevil was a member of the committee for the entire year, Dr. Wenaas was a member of the committee from January 1, 2002 until his resignation in September 2002, and Dr. van Cuylenburg was appointed in October 2002. The Compensation Committee reviews and determines the salary and bonus criteria of, and stock option grants to, all executive officers. For additional information about the Compensation Committee, see "Report of the Compensation Committee on Executive Compensation" and "Executive Compensation and Other Matters."

        The members of the Nominating and Corporate Governance Committee during fiscal 2002 were Mr. Stiska, Dr. van Cuylenburg and Admiral Edney. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management. The Nominating and Corporate Governance Committee held 2 meetings during the fiscal year ended December 2002. The Nominating and Corporate Governance Committee has not established procedures for considering nominees recommended by stockholders.

        In fiscal 2002, JNI established a Special Litigation Committee (SLC) comprised of Justice Wiener and Admiral Edney. The SLC was tasked to investigate the allegations in certain stockholder derivative lawsuits and to determine whether it is in the best interest of JNI to allow the cases to proceed. In order to perform their function, the members of the SLC were required to remain independent and sequestered from the rest of the Board. Therefore, Justice Wiener and Admiral Edney did not attend any of the meetings of the full Board of Directors.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

        The Board of Directors of JNI has selected PricewaterhouseCoopers LLP as independent public auditors to audit the financial statements of JNI for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed to JNI for the fiscal year ended December 31, 2002 by JNI's principal accounting firm, PricewaterhouseCoopers LLP.

Audit Fees	$209,550	(1)
Financial Information Systems Design and Implementation Fees	0
All Other Fees	222,593	(2)

	$432,143

(1)
Includes fees for professional services rendered for the audit of JNI's annual financial statements for fiscal year 2002 and for reviews of the financial statements included in JNI's quarterly reports on Form 10-Q for the first three quarters of fiscal 2002.

(2)
Includes fees for other professional services rendered in fiscal 2002, including professional services in connection with tax preparation, tax consultation, statutory filings, a forensic accounting investigation and the restatement of the Company's financial statements for the fiscal year ended December 31, 2001.

        The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence with JNI and has concluded that such services are compatible with PricewaterhouseCoopers LLP's independence as JNI's auditors.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

        The Board of Directors unanimously recommends a vote "FOR" the appointment of PricewaterhouseCoopers LLP as JNI's independent public auditors for the fiscal year ending December 31, 2003.

INFORMATION ABOUT JNI

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of April 15, 2003, certain information with respect to the beneficial ownership of JNI's common stock by (i) each stockholder known by JNI to be the beneficial owner of more than 5% of JNI's common stock, (ii) each director and director-nominee of JNI, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of JNI as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock Outstanding(3)
5% or greater stockholders
Lloyd I. Miller III(4) 4550 Gordon Drive Naples, FL 34102	3,699,026	13.9%
SACC Partners LP(5) 11150 Santa Monica Blvd, Suite 750 Los Angeles, CA 90025	1,438,423	5.4%
Directors
John Bolger(6)	48,437	*
Leon Edney(7)	5,000	*
Tom St. Dennis(8)	23,750	*
Russell Stern	0	*
John C. Stiska(9)	133,406	*
Sylvia Summers Dubrevil(10)	23,750	*
Peter van Cuylenburg(11)	25,000	*
Howard Wiener(12)	5,000	*
Executive Officers
Paul Kim(13)	73,636	*
Former Executive Officers
Neal Waddington	0	*
John Stiska	133,406	*
Gloria Purdy	281,075	1.0%
Directors and executive officers as a group (9 persons)(14)	337,979	1.2%

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 26,590,864 shares of common stock outstanding as of March 31, 2003, except that shares of common stock underlying options exercisable within 60 days of March 31, 2003 are deemed outstanding for purposes of calculating that stockholder's percentage beneficial ownership.

(4)
Based on Form 4 filed on April 11, 2003.

(5)
Based on Schedule 13G/A filed on February 7, 2003.

(6)
Includes 44,437 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(7)
Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(8)
Includes 23,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(9)
Includes 80,125 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(10)
Includes 23,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(11)
Includes 25,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(12)
Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(13)
Includes 70,636 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

(14)
See Notes 6 through 13. Includes 277,698 shares issuable upon exercise of options exercisable within 60 days of March 31, 2003.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

        The following table sets forth information concerning the compensation of each person who served as Chief Executive Officer during 2002, the one other most highly compensated executive officer, and the other executive officer who would have been included among the four other most highly compensated executive officers had she continued to serve as executive officer through 2002, during the fiscal years ended December 31, 2000, 2001 and 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation
Name and Principal Position	Year		Salary	Bonus		Other Annual Compensation
Russell Stern President and Chief Executive Officer	2002	(1)	$94,231	$125,000	(2)	$8,853	(3)
Paul Kim Chief Financial Officer	2002 2001 2000	(4)	174,231 — —	— — —		11,532 — —	(5)
Former Officers:
John Stiska Former Interim Chief Executive Officer	2002	(6)	$127,885	$—		$1,386	(7)
Neal Waddington Former President and Chief Executive Officer	2002 2001 2000	(8) (11)	164,206 350,000 20,192	— 157,000 118,813	(12)	98,495 278,354 138	(9) (10) (13)
Gloria Purdy Former Chief Financial Officer	2002 2001 2000	(14)	215,770 224,199 193,061	— 58,000 87,790		$39,279 5,192 82,411	(15) (16) (17)

(1)
Mr. Stern joined JNI Corporation in September 2002, and the amounts shown above reflect only compensation actually earned in 2002.

(2)
Includes $125,000 paid to Mr. Stern as a hiring bonus.

(3)
Includes $4,038 paid as a matching contribution to Mr. Stern's 401(k) account, $315 paid for group term life insurance and $4,500 paid as an auto allowance.

(4)
Mr. Kim was appointed as JNI's Chief Financial Officer on September 6, 2002. He was not an executive officer prior to 2002, therefore, there are no amounts shown above for 2000 and 2001.

(5)
Includes $8,712 paid as a matching contribution to Mr. Kim's 401(k) account, $417 paid for group term life insurance and $2,403 paid for executive benefits.

(6)
Mr. Stiska served as JNI's Interim Chief Executive Officer from May 20, 2002 to September 27, 2002, and the amounts shown above reflect only compensation actually earned in 2002.

(7)
Includes $1,386 paid on behalf of Mr. Stiska for group term life insurance.

(8)
Mr. Waddington resigned from his position on May 17, 2002, and the amounts shown above reflect only compensation actually earned in 2002.

(9)
Includes $96,000 received pursuant to a loan agreement between JNI and Mr. Waddington (for more information regarding this loan agreement, see "Certain Relationships and Related Transactions"), $1,419 paid for group term life insurance and $1,076 paid for executive benefits.

(10)
Includes $250,000 of principal and $25,000 in accrued interest forgiven by JNI on January 9, 2002 pursuant to a loan agreement between JNI and Mr. Waddington (for more information regarding this loan agreement, see "Certain Relationships and Related Transactions") and $3,354 paid for group term life insurance.

(11)
Mr. Waddington joined JNI in November 2000, and the amounts shown above reflect only compensation actually earned in 2000.

(12)
Includes $100,000 paid to Mr. Waddington as a hiring bonus.

(13)
Includes $138 paid on behalf of Mr. Waddington for group term life insurance.

(14)
Ms. Purdy resigned from her position on September 6, 2002, and the amounts shown above reflect only compensation actually earned in 2002.

(15)
Includes $10,000 paid as a matching contribution to Ms. Purdy's 401(k) account, $2,526 paid for group term life insurance and $26,753 paid for executive benefits.

(16)
Includes $3,769 paid as a matching contribution to Ms. Purdy's 401(k) account and $1,423 paid for group term life insurance.

(17)
Includes $77,391 paid to Ms. Purdy for relocation expenses, $3,825 paid as a matching contribution to Ms. Purdy's 401(k) account and $1,195 paid for group term life insurance.

Stock Options Granted in Fiscal 2002

        The following table provides the specified information concerning grants of options to purchase JNI's common stock made during the fiscal year ended December 31, 2002, to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(3)	Expiration Date	5%	10%
Russell Stern	350,000	13.2%	$2.59	9/6/2012	$570,093	$1,444,728
Paul Kim	27,800	1.1%	7.32	1/31/2012	127,978	324,320
Neal Waddington	155,000	5.9%	7.32	1/31/2012	713,544	1,808,260
John Stiska	50,000	1.9%	5.37	5/20/2012	168,858	427,920
John Stiska	10,000	0.4%	5.08	5/22/2012	31,948	80,962
Gloria Purdy	57,600	2.2%	7.32	1/31/2012	265,162	671,973
Gloria Purdy	50,000	1.9%	5.37	5/20/2012	168,858	427,920

(1)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)
In September 2002, JNI's Board of Directors enacted a voluntary stock option exchange program for its employees. Under the program, JNI employees were given the opportunity to cancel stock options granted to them between March 10, 1999 and September 27, 2002 in exchange for new options to be granted in the future, on a date more than six months after the date of cancellation of the original options. Mr. Kim was not an executive officer at the time of the program, and he elected to participate in the program. On September 30, 2002, Mr. Kim voluntarily cancelled 125,800 options he had previously been granted, which included the 27,800 options granted in 2002. On March 31, 2003, he was granted 131,400 options which represent options to replace the cancelled options at an exercise price of $2.79 per share. A portion of the new options were partially vested when granted based upon his length of service with the Company with the unvested portion vesting over three years.

  As of December 31, 2002, the 155,000 options granted to Mr. Waddington were no longer outstanding as they were canceled effective on his date of resignation of May 17, 2002.

(3)
All options were granted at fair market value on the date of grant.

Option Exercises and Fiscal 2002 Year-End Values

        The following table provides the specified information concerning exercises of options to purchase JNI's common stock in the fiscal year ended December 31, 2002, and unexercised options held as of that date, by the persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

			Number of Shares Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Russell Stern	0	0	0	350,000	$0	$63,000
Paul Kim	0	0	0	0	0	0
Former Officers:
Neal Waddington	0	0	0	0	0	0
John Stiska	0	0	66,895	24,105	0	0
Gloria Purdy	0	0	233,333	139,267	0	0

(1)
Based on a fair market value of $2.77, the closing price of JNI's common stock on December 31, 2002, as reported by the Nasdaq National Market.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        JNI has entered into a Severance and Change of Control Agreement with Russell Stern. In the event that Mr. Stern is terminated without cause or he resigns within one year of a change in control of JNI, he will receive as a severance payment eighteen (18) months of his then current total compensation, and all of his unvested, outstanding options to purchase shares of stock in JNI will immediately vest. JNI has entered into a Severance and Change of Control Agreement with Paul Kim. In the event that Mr. Kim is terminated without cause or he resigns within one year of a change in control of JNI, he will receive as a severance payment twelve (12) months of his then current total compensation, and all of his unvested, outstanding options to purchase shares of stock in JNI will immediately vest. Additionally, JNI has entered into a Twelve-Month Retention Agreement with Mr. Kim. In the event that Mr. Kim is terminated without cause during the severance period from September 1, 2002 to August 31, 2003 and he is not eligible to receive the severance benefits described in his Severance and Change of Control Agreement, he will receive as a severance payment six (6) months of his then current total compensation.

Compensation of Directors

        Members of the Board of Directors are compensated $20,000 annually for their services as directors of JNI. In addition, JNI reimburses directors for other out-of-pocket expenses incurred in the performance of their duties as directors. From time to time, directors who are not employees of JNI may receive options under the Company's stock option plans as compensation for their services as directors. Since fiscal 2001, JNI's existing non-employee directors received an initial stock option grant of 30,000 shares of JNI common stock at an exercise price equaling the fair market value of such common stock on the date of grant and which shall fully vest four years from the date of grant.

        JNI's existing non-employee directors will also receive an annual stock option grant of 10,000 shares of JNI common stock at an exercise price equaling the fair market value of such common stock on the date of grant and which shall fully vest one year from the date of grant.

        Beginning in October 2002, non-employee directors received cash compensation of $1,500 for attendance of each board meeting. Additionally, non-employee directors received the following cash compensation for attendance of audit committee meetings, compensation committee meetings and corporate governance committee meetings:

Attendance of meeting in person (chairperson)	$1,500
Attendance of meeting in person (committee member)	$1,000
Attendance of meeting via telephone	$500

        The members of the SLC did not receive compensation similar to the other non-employee directors as discussed above. Members of the SLC received an initial stock option grant of 10,000 shares of JNI common stock at an exercise price equaling the fair market value of such common stock on the date of grant and which vested 50% on the date of grant and an additional 50% at the time of the annual meeting of stockholders to be held in 2003. Additionally, each member of the SLC received compensation at an hourly rate of $350 per hour for their services on the SLC during 2002. Amounts paid to the two directors on the SLC totaled $8,575 and $12,425 for 2002.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The members of the Compensation Committee during fiscal 2002 were Mr. Stiska, Ms. Summers Dubrevil, Dr. van Cuylenburg and Dr. Wenaas. Mr. Stiska was a member of the committee from January 1, 2002 until his appointment as Interim CEO in May 2002 and was then reappointed to the committee following his resignation as interim CEO in October 2002, Ms. Summers Dubrevil was a member of the committee for the entire year, Dr. Wenaas was a member of the committee from January 1, 2002 until his resignation in September 2002, and Dr. van Cuylenburg was appointed in October 2002. Except for Mr. Stiska, who served as JNI's Interim Chief Executive Officer from May 2002 to September 2002, none of the current or past members of the Compensation Committee is currently, or has ever been at any time since JNI's formation, one of JNI's officers or employees.

Certain Relationships and Related Transactions

Consulting Agreement with Non-Employee Director

        Peter van Cuylenburg, a non-employee director of JNI, performed services for the Company over a three-month period pursuant to a consulting agreement. As payment for his services, Dr. van Cuylenburg received cash compensation of $32,500. Additionally, he received a stock option grant of 17,500 shares of JNI common stock at an exercise price equaling the fair market value of such common stock on the date of grant and which vested ratably over a three month period from the date of grant. These options were valued at approximately $32,000 using the Black-Scholes option pricing model.

Loan to Former Chief Executive Officer

        In connection with Mr. Waddington's initial employment arrangement with JNI, on January 9, 2001, JNI entered into a loan agreement with him in the amount of $500,000 which bore interest at rate of 5%. On January 9, 2002 (the first anniversary date), the Company forgave $250,000 of principal and $25,000 in accrued interest in accordance with the terms of the loan agreement. The total amount forgiven was recorded as compensation expense during the year ended December 31, 2001. In the first quarter of 2002, Mr. Waddington executed a promissory note for $99,000 for payroll taxes which the Company paid on his behalf on January 9, 2002. This promissory note was due by April 15, 2003 and bore interest at a 5% rate.

        At the time of the his resignation on May 19, 2002, Mr. Waddington's loan outstanding totaled $349,000 which consisted of $99,000 in payroll taxes due and $250,000 for the remaining portion of the loan which was entered into upon his hiring, plus accrued interest. Upon his resignation from the Company, the outstanding loan became due and payable. In September 2002, Mr. Waddington paid in full the $99,000 in payroll taxes due and $154,000 toward the remaining portion of the loan. The $96,000 loan balance was deemed earned under California law based on the services provided by Mr. Waddington through his date of termination and recorded as compensation expense. As of December 31, 2002, no amounts remain outstanding from Mr. Waddington.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires JNI's executive officers, directors and persons who beneficially own more than 10% of JNI's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish JNI with copies of all Section 16(a) forms filed by such person.

        Based solely on JNI's review of such forms furnished to JNI and written representations from certain reporting persons, JNI believes that all filing requirements applicable to JNI's executive officers, directors and more than 10% stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees JNI's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an "independent director" as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A.

        The Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP audit, the results of its examinations, its evaluations of JNI's internal controls and the overall quality of its financial reporting.

        The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and JNI that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

        Based on the review and discussions referred to above, the committee recommended to the Board of Directors that JNI's audited financial statements be included in JNI's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

AUDIT COMMITTEE
John Bolger (Chairperson) Tom St. Dennis Sylvia Summers Dubrevil

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Overview and Philosophy

        JNI's Compensation Committee (the "Committee") is composed of three outside directors: John C. Stiska, Sylvia Summers Dubrevil and Peter van Cuylenburg are the current members of the Committee. Former Director Eric P. Wenaas was a member of the committee from January 1, 2002 until his resignation in September 2002. The Committee makes recommendations to the Board of Directors with respect to JNI's general and specific compensation policies and practices and administers the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan.

Executive Officer Compensation

        JNI's executive compensation policies for its executive officers are designed:

  •
  to attract, retain and reward executive staff who contribute to JNI's success;

  •
  to provide economic incentives for executives to achieve JNI's business objectives by linking the executive's compensation to the performance of JNI;

  •
  to strengthen the relationship between executive compensation and stockholder value; and

  •
  to reward individual performance.

        JNI's executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options.

        Executive salaries are established in relation to a range of salaries for comparable positions among a peer group of other networking companies of comparable size and complexity. JNI seeks to pay its executive salaries that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. Individual executive salaries take into account position and performance, contribution during the year in helping to meet JNI's financial and business objectives and performance of individual responsibilities.

        Executive cash bonuses are used to provide financial incentives to meet performance targets. Performance targets and bonus recommendations for executives, other than for the Chief Executive Officer, are proposed by management based upon JNI's annual operating plan. They are then reviewed and revised, as deemed appropriate, by the Committee and approved by the Board of Directors.

        Equity ownership for executives provides incentives to build stockholder value and align the interests of the executives with those of the stockholders. Stock options, vesting over time, provide an important incentive for executives to continue to build stockholder value over extended periods of time. Options are granted at the current market price and generally become exercisable over a four year period. The option exercise period is designed to encourage employees to work for the long-term view of JNI's welfare and to establish their long-term relationship with JNI. It is also designed to reduce employee turnover and to retain the trained skills of valued employees.

        The size of the initial option grant upon hiring is usually based upon factors such as comparable equity compensation offered by other networking companies, the seniority of the executive and the contribution that the executive is expected to make to JNI. Both initial option grants and subsequent option grants for individual executives are proposed by management to the Committee and are reviewed and amended by the Committee, as appropriate. In determining the size of subsequent grants, the Committee considers prior grants to the executive, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. Under the 1997

Stock Option Plan, the 1999 Stock Option Plan and the 2000 Non-Qualified Stock Option Plan, the Board of Directors retains final authority to determine the persons to whom options will be granted and the number of shares of common stock to be subject to each option, subject in all cases to the limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Chief Executive Officer's Compensation

  Salary

        The Committee reviews the performance of the chief executive officer, as well as other executive officers of JNI, annually. Mr. Stern's salary is based upon compensation levels of Chief Executive Officers of comparably sized companies in the networking industry. In addition, the Committee also establishes both financial and operational based objectives and goals in determining the Chief Executive Officer's salary. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for the Chief Executive Officers of comparably sized companies.

  Bonuses

        The Committee's annual bonus recommendations for the Chief Executive Officer are based upon JNI's achievements in comparison to its annual operating plan and are approved by the Board of Directors. For fiscal year 2002, the Committee awarded a cash hiring bonus in the amount of $125,000 to Mr. Stern.

  Stock Options

        The Committee granted Mr. Stern a stock option, exercisable for 350,000 shares of common stock at $2.59 per share, on September 6, 2002. In addition, the Committee committed in 2002 to grant Mr. Stern an additional stock option, exercisable for 350,000 shares of common stock on March 31, 2003 at the fair market value on the date of such grant. The number of shares covered by the options was established based upon market data regarding initial stock option grants to senior executives at comparably sized companies.

COMPENSATION COMMITTEE
Sylvia Summers Dubrevil (Chairperson) John C. Stiska Peter van Cuylenburg

COMPARISON OF STOCKHOLDER RETURN

        Set forth below is a line graph comparing the annual percentage change in the cumulative total return on JNI's common stock with the cumulative total returns of (i) the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Stock Market and (ii) the CRSP Index for Nasdaq Computer and Data Processing Stocks for the period commencing on the date of JNI's initial public offering and ending on December 31, 2002.(1)

Comparison of Cumulative Total Return From October 27, 1999 through December 31, 2002(1):
JNI Corporation, NASDAQ Stock Market Total Return Index
and NASDAQ Computer and Data Processing Stocks Index

(1)
Assumes that $100.00 was invested on October 27, 1999 at the closing price on the date of JNI's initial public offering, in JNI's common stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on JNI's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be presented at JNI's annual meeting of stockholders to be held in 2004 must be received by JNI no later than January 13, 2004, in order to be included in JNI's proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2004 annual meeting without including the proposal in JNI's proxy statement and form of proxy relating to that meeting must notify JNI by January 13, 2004. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2003 annual meeting may exercise discretionary voting power regarding any such proposal.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2003 annual meeting of stockholders of JNI other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Russell Stern President, Chief Executive Officer and Director
Dated May 12, 2003

EXHIBIT A

JNI CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of JNI Corporation (the "Company") in fulfilling the Board's oversight responsibilities relating to corporate accounting and systems of internal controls, financial reporting practices of the Company, the quality and integrity of the financial reports of the Company and the independence and performance of the Company's outside auditor. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the members of the Board, the outside auditor and the financial management of the Company.

Membership

        The Committee will consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall be "financially literate" as determined by the Board and shall satisfy the "independence" requirements of The Nasdaq Stock Market. At least one member of the Committee shall have "accounting or related financial management expertise," as determined by the Board.

Committee Organization and Procedures

        1.     The members of the Committee shall appoint a Chair of the Committee (the "Chair") by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

        2.     The Committee shall establish its own rules and procedures for notice and conduct of its meetings.

        3.     The Committee shall hold such regular meetings as may be necessary, and more frequently as the Committee determines is necessary to carry out its responsibilities under this Charter.

        4.     The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

        5.     The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain separate legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

        6.     The Committee shall prepare or cause to be prepared minutes of each of its meetings. Copies of all minutes shall be delivered to the Board for its information and action, when appropriate.

Responsibilities

  Independent Auditor

          1.     The Committee shall review, select and recommend the appointment of the outside auditor for approval by the Board to audit the Company's financial statements.

          2.     The Committee shall approve the fees to be paid to the outside auditor.

          3.     The Committee shall periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor.

          4.     The Committee shall receive from the outside auditor on a periodic basis (but at least annually) a formal written statement delineating all relationships between the outside auditor and the Company. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

  Annual Audit

          1.     The Committee shall meet with the outside auditor and financial management of the Company at a time early in the process of the annual audit to review the scope of the audit for the current year and the audit procedures to be utilized.

          2.     The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the subject year under audit, and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

          3.     The Committee shall review and discuss the audited financial statements with the management of the Company.

          4.     The Committee shall discuss with the independent auditors the matters required to be discussed by SAS 61, including, among others, (i) methods used to account for any significant unusual transactions reflected in the audited financial statements; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there was a lack of authoritative guidance or consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

          5.     The Committee shall, based on the discussions referenced in 3 and 4 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Review

        The outside auditor is required to conduct an interim financial review prior to the Company's filings of its Form 10-Q (preferably prior to any public announcement of the earnings). The Committee will review and discuss with management and the outside auditor, in person at a meeting, or by telephone conference call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this review.

  Internal Controls

          1.     The Committee shall review with the outside auditor and financial and accounting personnel, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for improvement of such internal control procedures, in particular in areas where new or more detailed controls or procedures are desirable.

          2.     The Committee shall review with the outside auditors and with management any matters brought to the attention of management and the Committee by the outside auditors, as a result of their annual audit. The Committee shall allow management adequate time to prepare responses to any such matters raised by the outside auditors.

  Other Responsibilities

          1.     The Committee shall review, reassess and update the Committee's charter at least annually and submit recommended changes to the Board for its consideration.

          2.     The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

          3.     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

          4.     The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

-DETACH PROXY CARD HERE -

JNI CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Please take notice that the annual meeting of the stockholders of JNI Corporation, a Delaware corporation ("JNI"), will be held on June 17, 2003, at 10:00 a.m. PDT time at JNI's principal offices located at 10945 Vista Sorrento Parkway, San Diego, CA 92130, for the following purposes:

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2 AND AS THE NAMED PROXIES CONSIDER ADVISABLE IN THEIR JUDGMENT WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE AND RETURN TO THE BANK)

-DETACH PROXY CARD HERE -

1. ELECTION OF DIRECTORS. To elect eight directors to hold office for a one-year term and until their respective successors are elected and qualified:
 (1) John Bolger, (2) Leon (Bud) Edney, (3) Tom St. Dennis, (4) Russell Stern, (5) John C. Stiska, (6) Sylvia Summers Dubrevil, (7) Peter van Cuylenburg and (8) Howard Wiener

☐	FOR all nominees listed above (except as indicated to the contrary above)	☐	WITHHOLD AUTHORITY (do not vote for any nominee listed above)

To withhold authority to vote for one or more individual nominees, print the name of the nominees you do not wish to vote for in the space below:

DO NOT VOTE FOR:

2. To ratify the appointment of PricewaterhouseCoopers LLP as JNI's independent auditors for the fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN	I (WE) WILL	☐	WILL NOT	☐	ATTEND THE
MEETING IN PERSON
When signing as attorney, executor, officer, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.
Dated: , 2003
Signature
Signature

Please Detach Here
- You Must Detach This Portion of the Proxy Card -
Before Returning it in the Enclosed Envelope

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 17, 2003
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS June 17, 2003
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS
INFORMATION ABOUT JNI
EXECUTIVE COMPENSATION AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
EXHIBIT A JNI CORPORATION AUDIT COMMITTEE CHARTER